Exhibit 99.1

Natural Alternatives International, Inc.

Announces Supply Agreement with Nestlé Nutrition

SAN MARCOS, CALIF, October 5, 2010 /PRNewswire/ —Natural Alternatives International, Inc., (“NAI”) (NASDAQ – NAII) and Nestlé Nutrition announced today they have executed a supply agreement under an existing Collaboration and Exclusivity Agreement dealing with nutritional supplements. This Supply Agreement provides exclusive rights to Nestlé Nutrition to market a sustained release tablet form of SR CarnoSyn™ beta-alanine made by NAI, under various existing and pending U.S. and international patents, in the field of sports nutrition.

The PowerBar brand of Nestlé Nutrition’s Performance Nutrition division has formed a strategic alliance in the production of nutritional supplements in the field of human sports nutrition. Under this strategic alliance, NAI shall have the first right of offer to supply nutritional supplements to Nestlé Nutrition in this field.

The exclusivity covers a minimum of two years predicated on threshold purchase requirements, and Nestlé Nutrition and NAI have the option of continuing the agreement thereafter.

Mark A. LeDoux, Chairman and Chief Executive Officer of NAI said, “We are delighted that Nestlé Nutrition has chosen NAI to help build its brand(s) in the area of human sports nutrition. Clearly, Nestlé Nutrition is committed to the science of nutrition and in generating products that deliver results to athletes.” Philip Annett, Global Head of the Performance Nutrition division for Nestlé Nutrition added, “We are committed to excellence in research and development. In our specific business of Performance Nutrition, we are focused on helping athletes perform their best through science and in a way that is safe and trusted. The addition of NAI to these ongoing efforts and the ability to offer the sustained release form of patented beta-alanine, SR CarnoSyn™, to our consumers is very gratifying indeed.”

About Natural Alternatives International, Inc.

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

About Nestlé Performance Nutrition

Performance Nutrition is a business within Nestlé Nutrition that has deep nutritional expertise in Sports Nutrition. It markets and sells PowerBar® and Musashi® brand products in more than 30 markets worldwide and is involved in helping athletes in races from Ironman to the Tour de France to the New York Marathon. Visit PowerBar.com for more information. For over two decades, PowerBar® has fueled athletes from all over the United States through the PowerBar® Team Elite™ program. Team Elite is a grassroots athlete ambassador program, home to world champions, elite regional teams and local educators. For more information on PowerBar® Team Elite™ athletes, click on Team Elite at PowerBar.com.

CONTACT - Kenneth Wolf, Chief Operating Officer & Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.